Exhibit 23. 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 10, 2023, relating to the consolidated financial statements of Union Pacific Corporation and Subsidiary Companies (the “Corporation”) and the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Union Pacific Corporation for the year ended December 31, 2022.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 23, 2023, relating to the financial statements of the Union Pacific Agreement Employee 401(k) Retirement Thrift Plan (the “Plan”), appearing in the Annual Report on Form 11-K of the Plan for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

December 18, 2023